Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
VelocityShares™ 3x Long Natural Gas ETN Linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032	$37,380,070	$4,343.56

Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-180300-03

December 16, 2014

Pricing Supplement Addendum No. 665 dated December 16, 2014

To the Pricing Supplement No. VLS ETN-3/A15 dated December 8, 2014,

Prospectus Supplement dated March 23, 2012

and Prospectus dated March 23, 2012

VelocityShares™ 3x Long Natural Gas ETN Linked to the S&P GSCI® Natural Gas Index ER due February 9, 2032 ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D571/US22542D5712

NYSE Arca Ticker Symbol:	UGAZ

Aggregate Offering Price of ETNs:	$37,380,070

Public Offering Price per ETN:	$8.2154

Principal Amount of ETNs:	$227,500,000

Principal Amount per ETN:	$50

Trade Date:	December 16, 2014

Settlement Date:	December 19, 2014

Agent:	Credit Suisse Securities (USA) LLC ("CSSU"), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent's Discount and Commission:	0.00%. However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor's option. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled "Supplemental Plan of Distribution (Conflicts of Interest)" in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See "Risk Factors" beginning on page PS-17 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense. The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse